Consent of PriceWaterhouseCoopers, LLP, Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 2, 1999 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Titan Motorcycle Co. of America, which is incorporated by reference in Titan Motorcycle Co. of America's Annual Report on Form 10-KSB for the year ended January 2, 1999. We also consent to the incorporation by reference of our report dated April 2, 1999 relating to the financial statement schedules, which appear in such Annual Report on Form 10-KSB. We also consent to the references to us under the heading "Experts" in such Registration Statement.


                                        /s/ PriceWaterhouseCoopers, LLP


Phoenix, Arizona
 October 15, 1999